EXHIBIT C

                        VIVID SYSTEM TEST ACCEPTANCE PLAN

1. Create 420 active calls through the VIVID System using the call agent simulator.
2. Show successful origination of 60 calls utilizing G.711.
3. Show appropriate failure of 481st call using the call agent simulator.
4. Disconnect 60 calls.  Reconnect 60 calls utilizing G.723.
5. Disconnect and reconnect 480 calls - 420 simulated and 60 actual. Show no memory loss.
6. Show concurrent transmission of DOCSIS data during 60 active calls
7. Connect 60 calls successfully within 30 seconds (i.e., a rate of at least 2 calls per second).
8. Show transmission of fax data over call using G.723 codec - this should cause an automatic switch to G.711.
9. Prove concept of utilization of V5.2 class features specified in the Company's documentation using the call agent simulator.
10.Show interoperability between the VIVID System on one V5.2 switch.
11.The gateway component of the VIVID System shall have been redesigned prior to September 30, 2000 to include and incorporate only the Company's internally developed technology and not any "Joint Development" (as defined in the agreement dated as of March 31, 1999, between the Company and Internet Telecom Ltd.) or other technology licensed from third parties.
12.The cable modem component of the VIVID System shall have been redesigned prior to September 30, 2000 to not include or incorporate any "Joint Development" (as defined above).